UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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I-many, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following press release was issued by I-many, Inc. on June 8, 2009:

[I-many, Inc. Letterhead]

I-many Receives Increased Offer for $0.61 Per Share

EDISON, NJ, June 8, 2009 — I-many, Inc. (Pink Sheets: IMNY), a leading provider of contract management software and services for the enterprise, announced it has received an unsolicited proposal from the competing bidder that was the subject of I-many’s June 3, 2009 press release, to purchase I-many for approximately $0.61 per share, a premium of approximately $0.09 per share over the purchase price payable under the current merger agreement between I-many and LLR Partners of Philadelphia, PA.

As a result, I-many has commenced the five-day notice period provided for in section 6.1(b) of its merger agreement with LLR Partners, during which time LLR Partners may propose adjustments to the existing merger agreement so that the competing proposal would not be more favorable to I-many’s shareholders. The five-day notice period will end on June 10, 2009, and the competing offer will expire at 5 p.m. EST on June 11, 2009 if not accepted by I-many prior to that time.

The competing proposal is valued at $54.8 million, including amounts required to be applied to the repayment of I-many’s senior convertible notes and to other transaction-related payments, or approximately $33.5 million net of such amounts. The party making the competing proposal has delivered a signed merger agreement and financial guarantees that are substantially the same as those in effect between I-many and LLR Partners, other than the proposed purchase price.

I-many has not terminated its merger agreement with LLR Partners and has not signed the unsolicited competing merger agreement proposal. I-many’s board of directors will not determine whether the competing proposal is superior to the existing merger agreement with LLR Partners until the five-day notice period has ended.

About I-many

I-many is a leading provider of contract management software and services for the enterprise. With hundreds of customers across 21 industries worldwide, I-many is enabling businesses to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control. The result is an end-to-end solution that provides greater levels of insight into contract performance, allowing companies to improve profitability and achieve a measurable return on investment. For more information, please visit www.imany.com.

Forward-looking Statements

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the risks surrounding the closing of the transaction, including failure of I-many’s stockholders to approve the merger; operational disruption from the merger; general economic and market conditions and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”).

Additional Information and Where to Find It

In connection with the merger agreement with LLR Partners (the “Merger Agreement”) and related transactions, on June 2, 2009, I-many filed with the SEC a proxy statement (the “Proxy Statement”) and mailed the Proxy Statement to its stockholders on or about June 3, 2008. The Proxy Statement contains important information about I-many, LLR Partners, the Merger Agreement and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.

Investors and security holders can obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders can obtain free copies of the Proxy Statement from the Company by contacting I-many, Inc., Attn: Secretary, 399 Thornall Street, 12th Floor, Edison, NJ. I-many and LLR Partners, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of I-many in respect of the transactions contemplated by the Merger Agreement. Information regarding I-many’s directors and executive officers will be included in the Proxy Statement. Additional information regarding these directors and executive officers is contained in I-many’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 dated April 29, 2009, which is filed with the SEC and available free of charge at the SEC’s web site at www.sec.gov. As of March 31, 2009, I-many’s directors and executive officers beneficially owned approximately 5,885,994 shares, or 10.9%, of I-many’s common stock. This excludes 7,383,264 shares owned by Ramius LLC, of which Mark R. Mitchell, a director of I-many, is an executive officer and for which Mr. Mitchell disclaims beneficial ownership. Information regarding LLR Partners’ directors and officers and a more complete description of the interests of I-many’s directors and officers is available in the Proxy Statement.

I-many Contacts

I-many, Inc.

Kevin Harris

CFO

732-452-1515

Email Contact: kharris@imany.com

or

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Geoffrey Plank

949-574-3860

Email Contact: info@liolios.com

Additional Information and Where to Find It

In connection with the merger agreement with LLR Partners (the “Merger Agreement”) and related transactions, on June 2, 2009, I-many filed with the SEC a proxy statement (the “Proxy Statement”) and mailed the Proxy Statement to its stockholders on or about June 3, 2008. The Proxy Statement contains important information about I-many, LLR Partners, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement (when it is available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement (when it is available) from the Company by contacting I-many, Inc., Attn: Secretary, 399 Thornall Street, 12th Floor, Edison, NJ.

I-many and LLR Partners, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of I-many in respect of the transactions contemplated by the Agreement and Plan of Merger. Information regarding I-many’s directors and executive officers will be included in the Proxy Statement. Additional information regarding these directors and executive officers is contained in I-

many’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 dated April 29, 2009, which is filed with the SEC and available free of charge at the SEC’s web site at www.sec.gov. As of March 31, 2009, I-many’s directors and executive officers beneficially owned approximately 5,885,994 shares, or 10.9%, of I-many’s common stock. This excludes 7,383,264 shares owned by Ramius LLC, of which Mark R. Mitchell, a director of I-many, is an executive officer and for which Mr. Mitchell disclaims beneficial ownership. Information regarding LLR Partners’ directors and officers and a more complete description of the interests of I-many’s directors and officers will be available in the Proxy Statement.

Safe Harbor for Forward-Looking Statements

Statements in this communication regarding the proposed transaction between I-many and LLR Partners, and any other statements about I-many management’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates,” “approximately” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including but not limited to the risks surrounding the closing of the transaction, including failure of I-many’s stockholders to approve the Merger; operational disruption from the Merger; general economic and market conditions; the risk that our cash and cash equivalents at the time of the closing of the Merger will be less than anticipated and such other factors described in I-many’s Annual Report on Form 10-K for the year ended December 31, 2008, and other filings that I-many makes with the SEC from time to time. In addition, the statements in this communication reflect I-many’s expectations and beliefs as of the date of this communication. I-many anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while I-many may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.